CLARITY CAPITAL MANAGEMENT, INC.

CODE OF ETHICS AND GUIDELINES

I.

CODE OF ETHICS AND GUIDELINES FOR AVOIDING PROHIBITED ACTS

A.

CODE OF ETHICS

One of the most important compliance goals for Clarity Capital Management, Inc. (the “Firm”) is to avoid or eliminate conflicts of interest between the Firm and its clients and to maintain a healthy and positive relationship founded on integrity with the general public.  As a professional organization serving the public in the area of asset management, all members of the Firm are guided in their actions by high ethical and professional standards and, as applicable, subscribe to the CFA Institute Code of Ethics and Standards of Professional Conduct (http://www.cfainstitute.org/centre/ethics/code/pdf/english_code.pdf ).  Adherence to the following Code of Ethics and Guidelines (this “Code”) should be considered a condition of employment.  All Firm employees will certify that they have read and understood this Code and any amendments, initially upon employment, and annually thereafter.

1.

The general conduct of the Firm personnel must at all times reflect the professional nature of the business in which the Firm operates.  All Firm personnel are knowledgeable and adequately trained in their area of expertise.

2.

All members of the organization must act within the spirit and the letter of all federal, state and local laws and regulations pertaining to investment advisers and to the general conduct of business.

3.

At all times, the interest of the Firm’s clients has precedence over the Firm’s business interests and its employees’ personal interests. This applies particularly in the case of purchases and sales of stocks and other securities that are owned, purchased, or sold in the advisory accounts the Firm services.  When an employee of the Firm finds that his or her personal interests conflict with the interests of the Firm and its clients, he or she will report the conflict to the Chief Compliance Officer for resolution.  Full disclosure of the conflict will be provided to the client.

4.

Firm personnel must embrace the Insider Trading Policy (see Chapter 6 of the Investment Adviser Supervisory Manual), which sets parameters for the establishment, maintenance, and enforcement of policies and procedures to detect and eliminate the misuse of material nonpublic information by Firm personnel. The Insider Trading Policy is in addition to and does not supersede this Code.

5.

All officers, directors, and employees of the Firm shall report to the Chief Compliance Officer any securities transactions for their direct or indirect personal gain or in which they may have any beneficial interest and any such transaction effected by, for, or on behalf of any member of their household.  In this regard, all Firm personnel, no later than 10 days after the person becomes an access person and before February 15th of each calendar year, shall provide a list of all broker-dealers and account numbers in which, as of December 31 of the preceding year, they have any direct or indirect beneficial ownership interest or involvement, other than direct obligations of the Government of the United States (i.e., bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements), shares of registered open-end management investment companies (mutual funds), or accounts that the Firm employee does not have discretion over the purchase and sale process.  Each broker-dealer report contains the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership.  Additionally, each employee will submit a quarterly transaction report.  If that report would duplicate information contained in broker-dealer trade confirmations or account statements that are held in the Firm’s records, so long as the Firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter, then the broker-dealer records will satisfy the quarterly reporting requirement.

6.

All officers, directors, and employees of the Firm are required to obtain the Chief Compliance Officer approval prior to investing in an initial public offering or private placement.

7.

All officers, directors, and employees of the Firm will not trade any reportable security on the same day prior to a client’s transaction.

8.

A Firm employee will not accept gifts or compensation of any sort for services from outside sources without the prior approval of the Chief Compliance Officer and President.

9.

The recommendations and actions of the Firm are confidential and private matters between the Firm and its clients.  Accordingly, it is the policy of Firm to prohibit the transmission, distribution, or communication of any information regarding securities transactions of client accounts except to broker-dealers in the ordinary course of business.  In addition, no information obtained during the course of employment regarding particular securities (including reports and recommendations of the Firm) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Firm, without the prior written approval of the President of the Firm or such person as he may designate to act on his behalf.

10.

All Firm employees must strictly adhere to the policies and guidelines set forth in this Code.  Severe disciplinary actions, including dismissal, may be imposed for violations of this Code.

No code of ethics can address every circumstance that may give rise to a conflict of interest.  Every employee is expected to be alert to such conflicts with the Firm’s clients, and is expected to comply with the spirit as well as the letter of this Code and to always place the interests of the Firm’s clients first.

B.

GUIDELINES FOR AVOIDING PROHIBITED ACTS

Firm employees are prohibited from engaging in the following ("Prohibited Acts"):

1.

soliciting or recommending purchases, sales, or reinvestment in securities not in accordance with the client's investment objectives and guidelines;

2.

attempting to use his or her influence to cause any client account to purchase, sell, or retain any securities for the purpose of seeking any form of personal gain.  This prohibition would apply, for example, where the employee, or any associates or affiliates, purchased a security prior to any purchase of the same security by any client account and on the same day attempted to purchase or influence others to purchase the same security for any client account;

3.

warranting the value or price of any security or guaranteeing its future performance;

4.

promising or representing that an issuer of securities will meet its obligations or fulfill its investment or business objectives in the future;

5.

agreeing to protect a client against loss by repurchasing a security at some future time;

6.

owning or taking title to any funds or assets of a client;

7.

maintaining a joint brokerage or bank account with any client; sharing any performance fees, carried interest, or benefit, profit or loss resulting from securities transactions with any client or entering into any business transaction with a client;

8.

borrowing money or securities from any client, regardless of the relationship between the client and the Firm representative;

9.

owning, operating, managing, or otherwise engaging in, or being employed by, any outside business activity on either a full-time or part-time basis without the prior written approval of the Chief Compliance Officer.  If a conflict of interest exists, then the Chief Compliance Officer will report the conflict to the President.

10.

violating or failing to abide by Firm’s Insider Trading Policy (see Chapter 6 of the Investment Adviser Supervisory Manual); and

11.

entering orders in any account for which there is no client.

If any Firm employee becomes aware of any conduct which might violate the Prohibited Acts section of this Code, any issue covered in the Investment Adviser Supervisory Manual, any laws or regulations, or becomes aware of any improper or unauthorized actions, the facts must be reported as soon as possible to his or her supervisor.  If there is any question about the conduct required of the Firm and its employees, the Chief Compliance Officer should be consulted.

C.

PROACTIVE COMPLIANCE INITIATIVES

Firm employees should also be aware of Firm initiatives that are not currently mentioned in any rule, regulation, or requirement:

1.

The Firm has a culture of compliance which originates from the top down.  All Firm employees are encouraged to consult with the Chief Compliance Officer or the President prior to taking any questionable action;

2.

The Firm is constantly reviewing and monitoring regulatory releases, adviser newsletters, and attending seminars to stay current on “hot topics”.  This activity assists the Firm in its effort to always strive for industry “best practices”;

3.

All email is currently monitored for key words and phrases through a third-party service and reviewed by the Chief Compliance Officer;

4.

The Firm is currently reviewing anti-money laundering, office of foreign assets control, bank secrecy act, and customer identification program requirements of financial institutions in preparation of the impending financial institution definition change to include investment advisers.

5.

The Firm shall strive to ensure that any performance measurement is presented accurately and is not misleading.

6.

The Firm is monitoring the anticipated changes to Form ADV Part II requirements and Regulation S-P changes.